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                                                                   EXHIBIT 23.3

              CONSENT OF ERNST & YOUNG, LLP INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 11, 2000 on the financial statements of Promedix.com, Inc. in the Registration Statement (Form S-1) and the related Prospectus of Ventro Corporation for the registration of Convertible Subordinated Notes due in 2007 with the principal amount of $300,000,000 and the registration of shares of common stock issuable upon conversion.


                                                          /s/ Ernst & Young LLP

Salt Lake City, Utah
March 3, 2000